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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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☐ Soliciting Material Pursuant to §240.14a-12
HMN FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1016 Civic Center Drive N.W.
Rochester, Minnesota 55901-6057
(507) 535-1200

March 21, 2002

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Radisson Plaza Hotel, located at 150 South Broadway Avenue, Rochester, Minnesota on Tuesday, April 23, 2002 at 10:00 a.m., local time.

        The Secretary's Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about the Company.

        We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please vote your proxy by telephone or mark, date and sign the enclosed proxy and return it in the accompanying postage-paid reply envelope as quickly as possible, even if you plan to attend the Annual Meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

Sincerely,
/s/ MICHAEL MCNEIL
Michael McNeil President

HMN FINANCIAL, INC.

Notice of Annual Meeting of Stockholders
to be held on
April 23, 2002

        Notice is hereby given that the Annual Meeting of Stockholders of HMN Financial, Inc. (the "Company") will be held at the Radisson Plaza Hotel, located at 150 South Broadway Avenue, Rochester, Minnesota, at 10:00 a.m., local time, on April 23, 2002.

        A Proxy Card and a Proxy Statement for the Meeting are enclosed.

        The Meeting is for the purpose of considering and acting upon:

  1.
  the election of four directors of the Company;

  2.
  the ratification of the appointment of KPMG LLP as the auditors of the Company for the fiscal year ending December 31, 2002; and

  such other matters as may properly come before the Meeting, or any adjournments or postponements thereof. As of the date of this Notice, the Board of Directors is not aware of any other business to come before the Meeting.

        Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on February 26, 2002 are the stockholders entitled to receive notice of and to vote at the Meeting and any adjournments or postponements thereof.

        A complete list of stockholders entitled to vote at the Meeting is available for examination by any stockholder, for any purpose germane to the Meeting, between 9:00 a.m. and 5:00 p.m., at HMN Financial, Inc., 1016 Civic Center Drive NW, Rochester, Minnesota 55901-6057 for a period of ten days prior to the Meeting.

        Your proxy is important to ensure a quorum at the Meeting. Even if you own only a few shares, and whether or not you expect to be present at the Meeting, please vote your proxy by telephone or mark, date and sign the enclosed proxy and return it in the accompanying postage-paid reply envelope as quickly as possible. You may revoke your proxy at any time prior to its exercise, and returning your proxy will not affect your right to vote in person if you attend the Meeting and revoke the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ CAROL J. THOUIN
Carol J. Thouin
Secretary

Rochester, Minnesota
March 21, 2002

PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of HMN Financial, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders (the "Meeting"), which will be held at the Radisson Plaza Hotel, located at 150 South Broadway Avenue, Rochester, Minnesota, on April 23, 2002 at 10:00 a.m., local time, and any adjournments or postponements of the Meeting. The accompanying Notice of Annual Meeting and this Proxy Statement are first being mailed to stockholders on or about March 21, 2002.

        Certain information provided herein relates to Home Federal Savings Bank (the "Bank"), a wholly-owned subsidiary of the Company.

Vote Required and Proxy Information

        All shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented at the Meeting by properly executed proxies, duly delivered to the Secretary of the Company prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions specified on the proxies. If no instructions are indicated, properly executed proxies will be voted for the proposals set forth in this Proxy Statement. As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any matters, other than those described in the Notice of Annual Meeting and this Proxy Statement, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have, to the extent permitted by law, the discretion to vote on such matters in accordance with their best judgment.

        Provided a quorum is present at the Meeting, (i) directors shall be elected by a plurality of the votes cast at the Meeting and (ii) a majority of the votes cast shall be the act of the stockholders with respect to all other matters considered at the Meeting. Broker non-votes are not considered as votes for or against a proposal.

        A majority of the shares of the Common Stock outstanding and entitled to vote shall constitute a quorum for purposes of the Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum at the Meeting. If a quorum is not present at the Meeting, the chairman of the Meeting, or the stockholders present, by vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote, may adjourn the Meeting, and at any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the Meeting as originally called.

        A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with Carol J. Thouin, the Secretary of the Company, at or before the Meeting a written notice of revocation bearing a later date than the proxy or (ii) duly executing a proxy dated a later date than the earlier proxy and relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting.

        The Common Stock of the Company is the only authorized and outstanding voting security of the Company. Stockholders of record as of the close of business on February 26, 2002 will be entitled to one vote for each share of Common Stock then held. As of February 26, 2002, the Company had 4,412,966 shares of Common Stock issued and outstanding. The number of issued and outstanding shares excludes 4,715,696 shares held in the treasury of the Company.

Security Ownership of Management and Certain Beneficial Owners

        The following table sets forth, as of February 26, 2002 the beneficial ownership of: (i) each stockholder known by management to beneficially own more than five percent of the outstanding Common Stock of the

Company, (ii) the Company's President and each executive officer who made in excess of $100,000 during 2001 (the "Named Officers"), and (iii) all directors, director nominees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes to this table, the listed beneficial owner has sole voting power and investment power with respect to the shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares
HMN Financial, Inc. Employee Stock Ownership Plan 1016 Civic Center Drive N.W. Rochester, Minnesota 55901-6057(1)	878,444	19.91%
Heartland Advisors, Inc. 789 North Water Street Milwaukee, Wisconsin 53202(2)	355,400	8.05%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, California 90401(3)	342,150	7.75%
Directors, director nominees and executive officers
Duane D. Benson(4)	22,650	*
Allan R. DeBoer(5)	10,700	*
Timothy R. Geisler(6)	3,300	*
Timothy P. Johnson(7)	41,529	*
Dwain C. Jorgensen(8)	83,976	1.88%
Susan K. Kolling(9)	72,665	1.63%
Michael McNeil(10)	47,145	1.06%
Mahlon C. Schneider(11)	3,200	*
Roger P. Weise(12)	186,720	4.14%
Michael J. Fogarty(13)	500	*
All directors, director nominees and executive officers of the Company and the Bank as a group (11 persons)(14)	477,989	10.18%

*
Less than 1% Owned

(1)
The amount reported represents shares of Common Stock held by the HMN Financial, Inc. Employee Stock Ownership Plan (the "ESOP"), 37,220 of which have been allocated to accounts of participants. First Bankers Trust Company, Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares of Common Stock held by the ESOP. First Bankers Trust expressly disclaims beneficial ownership of such shares. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares of Common Stock allocated to their accounts under the ESOP. Unallocated shares or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares for which instructions have been received from participants. The trustee also has authority under the HMN Financial, Inc. 1995 Recognition and Retention Plan to vote, in its sole discretion, 600 restricted shares of Common Stock; the trustee has no dispositive power with respect to such shares.

(2)
As reported on a Schedule 13G/A dated December 31, 2001 and filed on January 16, 2002. Heartland Advisors, Inc. ("Heartland") is an investment adviser. The amount reported represents shares of Common Stock held in various advisory accounts. One such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, has an interest relating to more than 5% of the outstanding shares of Common Stock. Heartland exercises sole voting and dispositive power with respect to all the shares.

(3)
As reported on a Schedule 13G/A filed February 12, 2002. Dimensional Fund Advisors, Inc. is an investment adviser. The amount reported represents shares of Common Stock held in various advisory accounts. No such account has an interest relating to more than 5% of the outstanding shares of Common Stock. Dimensional Fund Advisors Inc. exercises sole voting and dispositive power with respect to all the shares.

(4)
Includes 4,650 shares of Common Stock held directly or with restrictions that will lapse within 60 days of February 26, 2002 and 18,000 shares of Common Stock covered by options which are currently exercisable or exercisable within 60 days of February 26, 2002.

(5)
Includes 1,700 shares of Common Stock held directly or with restrictions that will lapse within 60 days of February 26, 2002 and 9,000 shares of Common Stock covered by options which are currently exercisable or exercisable within 60 days of February 26, 2002.

(6)
Includes 300 shares of Common Stock held by Mr. Geisler's IRA account and 3,000 shares of Common Stock covered by options which are currently exercisable within 60 days of February 26, 2002.

(7)
Includes 1,406 shares of Common Stock held directly, 10,484 shares of Common Stock allocated to Mr. Johnson's ESOP account and 29,639 shares of Common Stock covered by options which are currently exercisable or exercisable within 60 days of February 26, 2002.

(8)
Includes 20,336 shares of Common Stock held directly, 1,677 shares of Common Stock held by Mr. Jorgensen's spouse, 3,169 shares of Common Stock under the Bank's 401(k) Plan, 10,342 shares of Common Stock allocated to Mr. Jorgensen's ESOP account and 48,452 shares of Common Stock covered by options which are currently exercisable or exercisable within 60 days of February 26, 2002.

(9)
Includes 15,461 shares of Common Stock held directly, 8,425 shares of Common Stock allocated to Ms. Kolling's ESOP account, 3,412 shares of Common Stock held under the Bank's 401(k) Plan and 45,367 shares of Common Stock covered by options which are currently exercisable or exercisable within 60 days of February 26, 2002.

(10)
Includes 10,800 shares of Common Stock held by Mr. McNeil's IRA account, 3,319 shares of Common Stock allocated to Mr. McNeil's ESOP account, 3,026 shares held under the Bank's 401(k) Plan and 30,000 shares of Common Stock covered by options which are currently exercisable or exercisable within 60 days of February 26, 2002.

(11)
Includes 200 shares of Common Stock held directly and 3,000 shares of Common Stock covered by options which are currently exercisable or exercisable within 60 days of February 26, 2002.

(12)
Includes 50,582 shares of Common Stock held directly, 38,000 shares of Common Stock held in a fiduciary capacity, 2,100 shares of Common Stock held by Mr. Weise's spouse's IRA, and 96,038 shares of Common Stock covered by options which are currently exercisable or exercisable within 60 days of February 26, 2002.

(13)
Includes 500 shares of Common Stock held in a fiduciary capacity.

(14)
Includes shares of Common Stock held directly, as well as shares of Common Stock held jointly with family members, shares of Common Stock held in retirement accounts, shares of Common Stock held by such individuals in their accounts under the Bank's 401(k) Plan, shares of Common Stock allocated to the ESOP accounts of the group members, shares of Common Stock held in a fiduciary capacity or by certain family members, shares covered by options which are currently exercisable or exercisable within 60 days of February 26, 2002 and shares of Common Stock with restrictions that will lapse within 60 days of February 26, 2002, with respect to which shares the group members may be deemed to have sole or shared voting and/or investment power.

PROPOSAL I—ELECTION OF DIRECTORS

        The Company's Certificate of Incorporation provides that the Company's Board of Directors shall fix the number of directors from time to time. On January 26, 1999, the Board of Directors adopted a resolution fixing the current number of members of the Board of Directors at nine members. Due to the expiration of the term of three members of the Board of Directors, the Board of Directors has nominated Messrs. Johnson, Geisler and DeBoer for election as members of the Board of Directors to serve for the terms indicated. Mr. Fogarty has been nominated to the Board of Directors for the term indicated as a result of the resignation of a member of the Board of Directors. The Board of Directors is divided into three classes. Each of Messrs. Johnson, Geisler and DeBoer has been nominated to serve for a term of three years and Mr. Fogarty has been nominated to serve a term of two years or until their respective successors shall have been elected and shall qualify. Each director of the Company is also currently a director of the Bank.

        It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees identified in the table. If any nominee is unable to serve, the shares of Common Stock represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees, if elected, might be unable to serve. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected.

        The business experience of each director and director nominee is set forth below.

Director Nominees:

  Term Expiring in 2005

  Timothy P. Johnson, age 49.

        Mr. Johnson has been a director of the Company since November 2000. He has been the Executive Vice President and Chief Financial Officer of the Company since November 1, 2000, and Treasurer of the Company since 1997. Mr. Johnson was the Principal Accounting Officer of the Company from 1998 until November 2000. He also served as Treasurer of the Bank from 1992 and 1997, and was the Vice President of the Company and the Bank from 1997 to 2000. Prior to joining the Bank, Mr. Johnson was Chief Financial Officer of St. Louis Bank for Savings in Duluth, Minnesota.

  Timothy R. Geisler, age 50.

        Mr. Geisler has been chairman of the Board of Directors of the Company since 2001, and has been a director of the Company since 1996. He is currently unit manager for the Mayo Foundation and has been the tax manager for the Mayo Foundation since 1986. Mr. Geisler has been a certified public accountant since 1976. The Mayo Foundation provides medical care and education in clinical medicine and medical sciences and conducts medical research through hospitals and clinics in Rochester, Minnesota; Jacksonville, Florida; Scottsdale, Arizona and other cities in the United States.

  Allan R. DeBoer, age 59.

        Mr. DeBoer has been a director of the Company since 1999. From 1988 until his retirement in 2001, Mr. DeBoer had been the Chief Executive Officer of RCS of Rochester, Inc., which does business as Rochester Cheese/Valley Cheese, a cheese processing company.

  Term Expiring in 2004

  Michael J. Fogarty, age 63

        Mr. Fogarty is a director nominee. For over 10 years, Mr. Fogarty has been an insurance agent with C.O. Brown Agency, Inc., an insurance agency located in Rochester, Minnesota. He also currently serves as Chairman for the Board for C.O. Brown Agency, Inc.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

Directors continuing in office after Annual Meeting:

  Term Expiring in 2003

  Michael McNeil, age 54.

        Mr. McNeil has been a director of the Company since 1999 and the President of the Company since November 2000. Mr. McNeil has been the President and Chief Executive Officer of the Bank since January 1999 and a director of the Bank since April 1998. From April 1998 through December 1998, Mr. McNeil was the Senior Vice President Business Development of the Bank. Prior to joining the Bank, Mr. McNeil was the President and a director of Stearns Bank, N.A. in St. Cloud, Minnesota from August 1991 until March 1998.

  Duane D. Benson, age 56.

        Mr. Benson has been a director of the Company since 1997. Mr. Benson has been the executive director of the Minnesota Business Partnership, a non-profit public policy foundation comprised of 105 member companies, since September 1994. Mr. Benson's primary responsibilities include the management of governmental and public affairs for that organization. Mr. Benson served as a member of the Minnesota Legislature for 14 years prior to assuming his duties at the Minnesota Business Partnership.

  Mahlon C. Schneider, age 62.

        Mr. Schneider has been a director of the Company since 2000. Mr. Schneider has been Senior Vice President External Affairs and General Counsel of Hormel Foods Corporation since October 1999. From October 1990 to September 1999, Mr. Schneider was the Vice President and General Counsel of Hormel Foods Corporation.

  Term Expiring in 2004

  Susan K. Kolling, age 50.

        Ms. Kolling has been a director of the Company since 2001. Ms. Kolling served as a Vice President of the Bank from 1992 to 1994 and has served as a senior vice president of the Bank since 1995. Ms. Kolling has served as a vice president since June 1993 and a director since April 1996 of Osterud Insurance Agency, a wholly owned subsidiary of the Bank. In addition, since January 1997, Ms. Kolling has been an owner of Kolling Family Corp. which is doing business as Valley Home Improvement, a retail lumber yard, and KBM Developers LLC, a townhouse development company. Ms. Kolling began her employment with the Bank in 1969.

  Roger P. Weise, age 67.

        Mr. Weise has been a director of the Bank since 1977, and a director of the Company since its formation in 1994. Mr. Weise served as Chairman, President and Chief Executive Officer of the Company until his resignation on September 30, 2000. Mr. Weise was Chairman of the Bank from 1996 to 2000 and served as President and Chief Executive Officer of the Bank from 1989 through 1998. Mr. Weise began his employment with the Bank in 1958.

Directors Emeritus

        In 1996, the Board of Directors of the Company established a Directors Emeritus program. Any retiring director who has served as a director of the Company or the Bank for 12 or more years may be invited by the Board of Directors to be a director emeritus. Directors emeritus are appointed annually, and may not serve for more than five years. A director emeritus attends and participates in regular meetings of the Board of Directors of the Company, but may not vote. In consideration for serving as a director emeritus, such individual is paid a fee equal to the fee received by non-employee directors during such individual's last year of service to the Company or the Bank (excluding any fees paid for serving on any committee of the Board of Directors of the Company or the Bank). Each of Irma R. Rathbun and James B. Gardner has served as a director emeritus since 2000, and M.F. Schumann began serving as a director emeritus during 2001.

Board of Directors' Meetings and Committees

        Board and Committee Meetings of the Company.    The Board of Directors of the Company held 9 meetings during the year ended December 31, 2001. No incumbent director attended fewer than 89% of the total number of meetings held by the Board of Directors and by all committees of the Board of Directors on which such director served during the year.

        The Board of Directors of the Company has standing Audit, Compensation, Executive, Nominating and Succession Plan Committees.

        The Audit Committee of the Company consists of Messrs. Benson, DeBoer, Schneider, and Geisler (Chairman). All members of the Audit Committee are "independent" as that term is defined in the applicable listing standards of The Nasdaq Stock Market. The Audit Committee oversees the Company's financial reporting process by, among other things, reviewing and reassessing the Audit Committee Charter annually, recommending and taking action to oversee the independence of the independent accountants and selecting and appointing the independent accountants. The Audit Committee met four times during 2001. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, adopted by the Company's Board of Directors on May 23, 2000, and amended and restated on February 27, 2001.

        The Compensation Committee of the Company reviews and reports to the Board of Directors on matters concerning compensation plans, the compensation of certain executives as well as administration of the Company's 2001 Omnibus Stock Plan, 1995 Stock Option and Incentive Plan (the "Stock Option Plan") and the 1995 Recognition and Retention Plan. The current members of the Compensation Committee are Directors Benson, DeBoer, Geisler, and Schneider. This committee met 6 times during 2001.

        The Executive Committee of the Company acts on issues arising between regular Board of Directors' meetings. The Executive Committee possesses the powers of the full Board of Directors of the Company between meetings of the Company's Board of Directors. The Executive Committee is currently comprised of Directors Johnson, McNeil and Geisler. Directors Benson, DeBoer, Schneider, Weise and Kolling serve as alternates on this committee. The Executive Committee met 3 times during 2001.

        The entire Board of Directors acts as the Nominating Committee of the Company and meets annually to nominate eligible persons to serve on the Company's Board of Directors and on the Bank's Board of Directors. The Company's Bylaws require that directors have their primary domicile in a county in which the Bank has a full-service branch. While the Board of Directors will consider nominees recommended by stockholders, this committee has not actively solicited such nominations. The Nominating Committee met once during 2001. Pursuant to the Company's Bylaws, nominations by stockholders must generally be delivered in writing to the Secretary of the Company at least 90 days before the date of the meeting at which directors are to be elected.

        The Succession Plan Committee of the Company was established by the Board of Directors of the Company on October 26, 1999 to make recommendations to the Board of Directors regarding succession plans for the Company's executive officers. Directors Benson, DeBoer, Geisler, and Schneider are members of this committee. The Succession Plan Committee met two times during 2001.

        Board and Committee Meetings of the Bank.    Meetings of the Bank's Board of Directors have generally coincided with those of the Company. During the year ended December 31, 2001, the Board of Directors of the Bank held nine meetings. No director attended fewer than 89% of the total meetings of the Board of Directors of the Bank and committees on which such Board member served during this period. The Board of Directors of the Bank has standing Asset Classification, Audit, Commercial Loan, Executive Commercial Loan, Executive, Investment/Asset-Liability, Mortgage and Consumer Loan, Merger and Acquisition and Salary Administration Committees.

        The Asset Classification Committee meets at least quarterly to review the classification of all assets held by the Bank. The committee establishes the loan loss reserves and prepares the asset classification report which is given to the Bank's Board of Directors on a quarterly basis. Members of the committee are Director Johnson and Officers Bradley Becker, Jon Eberle and Dwain Jorgensen. This committee met 4 times in 2001.

        The Audit Committee reviews audit reports of the Bank and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also approves the accounting firm selected by management of the Bank to perform the Bank's annual audit and acts as the liaison between the auditors and the Board of Directors of the Bank. Directors Benson, DeBoer, Geisler, and Schneider currently comprise this committee. This committee met four times in 2001.

        The Commercial Loan Committee meets on an as-needed basis, but at least quarterly, to approve in advance all commercial loans up to $4,000,000 in accordance with the underwriting guidelines of the Bank. The Commercial Loan Committee consists of Directors Johnson and McNeil and Officers Dwain Jorgensen, Bradley Krehbiel and David Nauman. This committee met 54 times in 2001.

        The Executive Commercial Loan Committee meets as needed to review all commercial loans over $4,000,000 in accordance with the underwriting guidelines of the Bank. The Executive Commercial Loan Committee consists of Directors McNeil and Johnson, as well as Director Emeritus M.F. Schumann. The committee reviewed 14 commercial loan applications over $4,000,000 as required by the underwriting guidelines of the Bank.

        The Executive Committee meets on an as-needed basis to act on matters that arise between regular meetings of the Board of Directors of the Bank. The Executive Committee possesses the powers of the full Board of Directors of the Bank between meetings of the Bank's Board of Directors. The current members of the Executive Committee are Directors Johnson, McNeil and Geisler. Directors Benson, DeBoer, Schneider, Weise and Kolling serve as alternates on this committee. This committee met two times in 2001.

        The Investment/Asset-Liability Committee consists of Directors Johnson and McNeil and Officers Dwain Jorgensen, Bradley Krehbiel and Jon Eberle. The committee meets at least monthly to discuss current and potential investments, to ensure that all investment activities are consistent with the Bank's Board of Directors' policies and to review short- and long-range asset and liability objectives of the Bank. This committee met 11 times in 2001.

        The Mortgage and Consumer Loan Committee meets on an as-needed basis to approve in advance all loans in excess of the FNMA and FHLMC conforming loan amounts that are not being sold on the secondary market in accordance with the underwriting guidelines of the Bank, perform all second reviews, and approve, deny or ratify exceptions to lending policies, recommend changes in loan policies, and approve changes in loan products. The Mortgage and Consumer Loan Committee consists of Directors Johnson and McNeil and Officers Sue Grooters, Dwain Jorgensen, Bradley Becker and Danae Ostern. This committee met 7 times in 2001.

        The Merger and Acquisition Committee meets on an as-needed basis to research, review, and evaluate possible mergers and acquisitions. This committee coordinates a merger and acquisition team when needed and makes all presentations and recommendations to the Board of Directors. The members of this committee are Directors Johnson and McNeil and Officers Jon Eberle and Dwain Jorgensen. This committee met twice in 2001.

        The Salary Administration Committee meets to review salaries and the performance of officers and employees, and recommends compensation adjustments and promotions. This committee is currently comprised of Directors Geisler, Johnson, and McNeil. The Salary Administration Committee met two times during 2001.

Compensation Committee Interlocks and Insider Participation

        During 2001, the Bank's Salary Administration Committee (which functions as the Bank's compensation committee) was comprised of Directors Geisler, Johnson and McNeil. Mr. McNeil is the President of the Company. No interlocking relationship exists between the Company's Board of Directors or Salary Administration Committee and the board of directors or compensation committee of any other company.

Director Cash Compensation

        Each non-employee member of the Board of Directors of the Company is paid $300 per month. Non-employee directors of the Bank are paid a fee of $600 per month and $150 for each regular meeting attended and $100 for each special meeting attended. In addition, the Chairman of the Board receives $1,800 each month and, as of September 30, 2001, the Chairman receives $300 per month for serving as Chairman of the Audit Committee. Non-employee directors who are members of the Audit Committee of the Company receive $100 per month. No fees are paid for being a member of or attending any meetings of any other committee of the Company or the Bank. The Company allows each member of the Board of Directors to elect to defer receipt of his or her fees until January 30 of the calendar year immediately following the date in which such member ceases to serve as a member of the Board of Directors. The deferred fees earn interest at an interest rate equal to the Bank's cost of funds on November 30 of each year. A director who is an officer or employee of the Company or the Bank receives no separate compensation for service as a director of the Company or the Bank.

Report of the Audit Committee

        The role of the Company's Audit Committee, which is composed of four independent non-employee directors, is one of oversight of the Company's management and of KPMG LLP, the Company's outside auditors, in regard to the Company's financial reporting and the Company's controls respecting accounting and financial reporting. In performing its oversight function, the Audit Committee relied upon advice and information received in its discussions with the Company's management and independent auditors. The Audit Committee has (i) reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2001 with the Company's management; (ii) discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); (iii) received the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) has discussed with the Company's independent accountants the independent accountants' independence. Based on the review and discussions with management and the Company's independent auditors referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

DUANE D. BENSON        ALLAN R. DEBOER        TIMOTHY R. GEISLER        MAHLON C. SCHNEIDER

Audit Fees, Financial Information Systems Design and Implementation Fees, and All Other Fees

        The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding audit related	$76,000
Financial information systems design and implementation	$0
All other fees, included audit related	$64,200

        Other non-audit fees consisted primarily of tax services and services related to Electronic Data Processing controls. Audit related fees consisted principally of audits of financial statements of certain employee benefit plans, review of registration statements and issuance of consents.

        The Audit Committee considered whether the independent auditors provision of non-audit services to the Company is compatible with the auditor's independence.

EXECUTIVE COMPENSATION

        The Company has not paid any compensation to its executive officers since its formation. The Company does not presently anticipate paying any compensation to these officers until it becomes actively involved in the operation or acquisition of businesses other than the Bank.

        The following table sets forth the compensation paid or accrued by the Bank during the fiscal years indicated for services rendered by the Named Officers. No executive officers of the Bank other than Messrs. McNeil, Johnson and Jorgensen received cash compensation in excess of $100,000 during 2001.

Annual Compensation(1)
Name and principal position				All other Compensation(2)
	Year	Salary	Bonus
Michael McNeil, President of the Company and Chief Executive Officer and President of the Bank(3)	2001 2000 1999	$200,000 183,333 180,000	$20,150 17,560 50	$19,881 18,101 11,815
Timothy P. Johnson, Executive Vice President and Chief Financial Officer of the Company and Chief Financial Officer of the Bank(4)	2001 2000 1999	$125,000 91,250 84,500	$12,650 8,347 150	$14,359 8,371 11,588
Dwain C. Jorgensen, Senior Vice President, Operations(5)	2001 2000 1999	$95,000 83,700 83,700	$8,417 8,269 400	$12,545 12,671 13,281

(1)
During 2001, 2000 and 1999, none of Mr. McNeil, Mr. Johnson or Mr. Jorgensen received from the Company any benefits or perquisites that, in the aggregate, exceeded 10% of his salary and bonus or $50,000.

(2)
The amounts for 1999 represent the Bank's contribution of $2,500 and $1,682 to the accounts of Messrs. McNeil and Jorgensen under the Bank's 401(k) Plan and $9,315, $11,588 and $11,599, the value of shares allocated to the ESOP accounts of Messrs. McNeil, Johnson and Jorgensen, respectively, based upon a market value of $11.25 per share of Common Stock on December 31, 1999. The amounts for 2000 represent contributions by the Bank in the amount of $2,625 and $1,923 to the accounts of Messrs. McNeil and Jorgensen under the Bank's 401(k) Plan and $15,476, $8,371 and $10,748, the value of shares of Common Stock allocated to the ESOP accounts of Messrs. McNeil, Johnson and Jorgensen, respectively, based upon a market value of $13.06 per share of Common Stock on December 31, 2000. The amounts for 2001 represent contributions by the Bank in the amount of $2,625 and $2,229 to the accounts of Messrs. McNeil and Jorgensen under the Bank's 401(k) Plan and $17,256, $14,359 and $10,316, the value of shares of Common Stock allocated to the ESOP accounts of Messrs. McNeil, Johnson and Jorgensen, respectively, based upon a market value of $15.49 per share of Common Stock on December 31, 2001. The value of shares of Common Stock allocated to the ESOP accounts of Messrs. McNeil, Johnson and Jorgensen for 2001 include a reallocation of shares from 2000 which occurred in July, 2001.

(3)
Mr. McNeil has served as President of the Company since November 1, 2000.

(4)
Mr. Johnson has served as Executive Vice President and Chief Financial Officer of the Company since November 1, 2000.

(5)
Mr. Jorgensen has served as Senior Vice President of the Company since 1998.

Stock Options

        No stock options were granted during 2001 to any of the Named Officers.

AGGREGATED OPTION/SAR EXERCISES IN 2001
AND YEAR-END OPTION VALUES

			Number of securities underlying unexercised options/SARs at fiscal year-end (#)(2)		Value of unexercised in-the-money Options/SARs at fiscal year-end ($)(3)
Name	Shares acquired on Exercise (#)	Value realized ($)(1)
			Exercisable/Unexercisable		Exercisable/Unexercisable
Michael McNeil	0	n/a	30,000	20,000	119,700	79,800
Timothy P. Johnson	3,406	18,672	29,637	0	186,120	n/a
Dwain C. Jorgensen	2,000	18,420	48,452	0	304,279	n/a

(1)
Represents market value of underlying securities on date of exercise less the exercise price.

(2)
Includes options exercisable within 60 days of February 26, 2002. Approximately 20% of the options vest on each anniversary of the date of grant. All options were granted at fair market value and have a term of ten years. Generally, all of the options will become fully exercisable upon approval by the Company's stockholders of a merger, plan of exchange, sale of substantially all of the Company's assets or plan of liquidation.

(3)
Represents market value of underlying securities at year end of $15.49 per share less the exercise price.

Employment Agreements; Change-In-Control Agreements and Early Retirement Agreements

        The Bank and the Company have entered employment agreements with Messrs. McNeil and Johnson each dated as of November 1, 2000. These agreements are designed to assist the Company and the Bank in maintaining a stable and competent management team. The employment agreements provide for an initial base salary of $200,000 and $125,000 for Messrs. McNeil and Johnson, respectively, but are subject to a potential annual upward adjustment based on a review of each employee's performance by the Compensation Committee of the Board of Directors. Each agreement has a two year term and on the first anniversary of the date of the agreement and on each anniversary thereafter, the term automatically extends for a period of twelve months in addition to the remaining term of employment, unless any party to the agreement gives contrary written notice or under certain other circumstances. Each agreement will terminate upon death or disability of the employee. In addition, either employee may terminate his agreement upon notice to the Company or the Bank. In the event that either Mr.

McNeil or Mr. Johnson terminates his employment for Good Reason (as such term is defined in the applicable employment agreements) or is terminated by the Company or Bank, other than for cause, or by reason of disability of the employee, the employee will continue to receive his salary and a reimbursement for the cost of premiums to maintain the same level of health insurance coverage as he was receiving before the date of termination through the remaining term of the agreement. The employment agreements also provide, among other things, for participation in an equitable manner in employee benefits applicable to executive personnel.

        Concurrent with the execution of their employment agreements, each of Messrs. McNeil and Johnson also entered into a Change-in-Control Agreement with the Bank. In addition, Mr. Jorgensen entered into a Change-in-Control Agreement on Januay 23, 2001 These agreements are designed to assist the Company and the Bank in maintaining a stable and competent management team. The agreements with Messrs. McNeil and Johnson provide for an initial term of 2 years, and the agreement with Mr. Jorgensen provides for an initial term of 2.5 years. All three agreements provide for an automatic extension for one year and from year to year thereafter unless notice of termination is given by either applicable party. In the event that employment with the Company or the Bank is terminated in connection with certain change of control events or the employee voluntarily terminates his employment (under certain circumstances) in connection with such events, the Change-In-Control Agreements provide for a cash payment equal to a percentage of the employee's annual average base salary. Messrs. McNeil and Johnson are entitled to receive a cash payment equal to 299% of their annual average base salaries and Mr. Jorgensen is entitled to receive a cash payment equal to 200% of his annual average base salary. This amount is in addition to the payment to Messrs. McNeil and Johnson of their salary for the remainder of the term of their employment pursuant to their relevant employment agreement. The Change-In-Control Agreements also provide that the employees can participate in the health, disability and life insurance plan or program that the employees were entitled immediately prior to such termination. The amounts payable pursuant to the Change-In-Control Agreements will be reduced by the amount of any severance pay that the employees receive from the Bank, its subsidiaries or its successors. Based on their current salaries, if the employment of Messrs. McNeil, Johnson and Jorgensen had been terminated as of December 31, 2001 under circumstances giving rise to the salary payment described above, such individuals would have been entitled to receive maximum lump-sum cash payments of approximately $568,100, $373,750 and $190,000 respectively.

Pension Plan

        The Bank's employees are included in the Financial Institutions Retirement Fund, a multi-employer comprehensive pension plan (the "Pension Plan"). This non-contributory defined benefit retirement plan covers all employees who have met minimum service requirements. Employees become 100% vested in the Pension Plan after five years of eligible service (as defined in the Pension Plan). The Bank's policy is to fund the maximum amount that can be deducted for federal income tax purposes. A contribution would have been required in 2001, however, the plan was amended which caused the liability to decrease and no contribution was required in 2001.

PENSION PLAN TABLE

	Years of service
Average annual compensation
	10	15	20	25	30	35	40
80,000	8,000	12,000	16,000	20,000	24,000	28,000	32,000
100,000	10,000	15,000	20,000	25,000	30,000	35,000	40,000
120,000	12,000	18,000	24,000	30,000	36,000	42,000	48,000
140,000	14,000	21,000	28,000	35,000	42,000	49,000	56,000
160,000	16,000	24,000	32,000	40,000	48,000	56,000	64,000
180,000	18,000	27,000	36,000	45,000	54,000	63,000	72,000
200,000	20,000	30,000	40,000	50,000	60,000	70,000	80,000

        The above table illustrates annual pension benefits payable upon retirement, which are not subject to offset for Social Security payments or other payments, based on various levels of compensation and years of service and assuming payment in the form of a straight-line annuity. Benefits payable under the Pension Plan are based upon 1% of the average cash remuneration for the highest five consecutive calendar years multiplied by the number of years of service of the employee. At December 31, 2001, Messrs. McNeil, Johnson and Jorgensen had 3.8, 9.5 and 27.6 years of credited service under the Pension Plan, respectively.

Compensation Committee Report on Executive Compensation

        Compensation Policy.    The Compensation Committee of the Company has designed the compensation for the executive officers in order to attract and retain individuals who have the skills, experience and work ethic to provide a coordinated work force that will effectively and efficiently carry out the policies adopted by the Board of Directors and to manage the Company and its subsidiaries to meet the Company's mission, goals and objectives.

        To determine the compensation for the executive officers the Compensation Committee reviews (i) the financial performance of the Bank over the most recently completed fiscal year (principally return on equity, general and administrative expense, CAMELS rating, compliance rating and quality of assets) compared to results at comparable companies within the banking industry, and (ii) the responsibilities and performance of each individual executive officer and the compensation levels of such personnel with the compensation of personnel with similar responsibilities at other comparable companies within the banking industry. The Compensation Committee evaluates all factors subjectively in the sense that they do not attempt to tie any factors to a specific level of compensation.

        All employees and executive officers participate on an equal, nondiscriminatory basis in the Bank's medical insurance plan, medical reimbursement plan, childcare plan, long-term disability plan and group life insurance plan. The Bank also provides to all employees and executive officers on a nondiscriminatory basis participation in the Pension Plan, a 401(k) Plan and the ESOP. Nondiscretionary cash bonuses (up to a maximum of $150) are awarded annually to all employees based upon years of service, with an additional nondiscretionary cash bonus awarded to employees every five years of service.

        In addition, executive and certain other officers are also provided an opportunity to earn a cash bonus in an amount up to 10% of their base salary. The amount of this bonus is determined in accordance with the Company's consolidated performance in relation to its annual budget set by the Board of Directors. If the Company's consolidated performance meets or exceeds the annual budget, the officers receive the entire bonus amount. If the Company's consolidated performance is below budget and a bonus is awarded, the officers receive a bonus adjustment downward from the maximum amount of 10% of their base salary. In 2001, the bonuses awarded to the President and the Chief Financial Officer were not determined in accordance with the Company's consolidated performance in relation to the annual budget. Instead, the compensation committee awarded a discretionary bonus to the President and the Chief Financial Officer equal to 10% of their base compensation. Other executive and certain other officers were awarded bonuses by the President and the Chief Financial Officer based upon the Company's consolidated performance in comparison to budgeted performance.

        Stock Option Plan and Restricted Stock Award Plan.    The Stock Option Plan and the 1995 Recognition and Retention Plan were designed to reward Board members and executive officers for the future long term performance of the Company, based on the responsibilities of the Board and of the executive officers and other senior managers to manage the Bank and the Company. Except for the April 1999, grant to Mr. McNeil of a stock option for 50,000 shares of Common Stock of the Company, the Compensation Committee has not made any other awards under either plan to any executive officer since 1995 because the Compensation Committee believes that the 1995 awards provide adequate incentive to those employees.

        Report on Executive Officer Compensation.    The President's compensation was based on the same factors as those applied to all employees and executive officers. Except for the bonus mentioned above, there were no special programs designed especially for the President or any other executive officer. In 2001, neither the President nor the Chief Financial Officer received a bonus under the performance based bonus program. Although bonuses were not awarded under the performance based program, the Compensation Committee awarded the President and Chief Financial Officer each a bonus equal to 10% of their salary, and senior management awarded bonuses to executive and certain other officers. As shown in the table set forth under "Security Ownership of Management and Certain Beneficial Owners" above, the President holds an interest in the Company's Common Stock. It is the philosophy of the Compensation Committee that the financial rewards and incentives for the executive officers come in large part from increases in the value of the Company's Common Stock. The Compensation Committee plans to follow the same philosophy in the compensation of the President.

THE COMPENSATION COMMITTEE

DUANE D. BENSON        ALLAN R. DEBOER        TIMOTHY R. GEISLER        MAHLON C. SCHNEIDER

Stockholder Return Performance Presentation

        The following graph compares the total cumulative stockholders' return on the Company's Common Stock to the Nasdaq U.S. Stock Index ("Nasdaq-U.S."), which includes all Nasdaq traded stocks of U.S. companies, and the SNL Securities Midwest Thrift Index (the "Custom Peer Group"), which includes publicly traded financial institutions located in selected Midwestern states with assets of $500 million to $1 billion, for the period of December 31, 1996 through December 31, 2001. Those Midwestern states include Illinois, Indiana, Iowa, Kentucky, Minnesota, Missouri, Ohio, South Dakota and Wisconsin. The graph assumes that $100 was invested on December 31, 1996 and that all dividends were reinvested.

	Period Ending
Index
	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
HMN Financial, Inc.	100.00	179.32	98.28	96.47	116.22	142.58
NASDAQ—Total US	100.00	122.48	172.68	320.89	193.01	153.15
Custom Peer Group	100.00	148.24	130.77	115.92	116.75	145.94

Certain Transactions

        The Bank follows a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. The rate charged on mortgage loans is generally equal to the then current rate offered to the general public, although certain fees are reduced or waived. The employee rate charged is generally 1% below the then current rate offered to the general public. At December 31, 2001, the aggregate amount of the Bank's loans to directors, executive officers, affiliates of directors or executive officers, and employees was approximately $6.2 million (of which approximately $1.3 million represents loans to directors, executive officers and affiliates of directors or executive officers) or 1.8% of the Company's stockholders' equity. All of these loans were current at December 31, 2001. All of the loans to directors and executive officers (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons, except for the employee interest rate, fee reduction or fee waiver, and (c) did not involve more than the normal risk of collectibility or other unfavorable features.

PROPOSAL II—RATIFICATION OF APPOINTMENT OF AUDITORS

        Upon the recommendation of the Audit Committee, the Board of Directors of the Company has appointed KPMG LLP, independent accountants, to be the Company's auditors for the fiscal year ending December 31, 2002 subject to ratification by the shareholders. KPMG LLP has audited the financial statements of the Company since 1966. Representatives of KPMG LLP are expected to attend the Meeting to respond to appropriate questions and to make a statement if they so desire.

        While it is not required to do so, the Audit Committee is submitting the appointment of that firm for ratification in order to ascertain the view of stockholders. If the stockholders do not ratify the appointment, the Audit Committee will review the appointment.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

STOCKHOLDER PROPOSALS

        In order to be eligible for inclusion in the Company's proxy materials for the next Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office located at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, no later than November 19, 2002. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

        Under the Company's Bylaws, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide, generally, that stockholders desiring to make nominations for directors, or to bring a proper subject of business before the meeting, must do so by a written notice received not later than 90 days in advance of such meeting (or if the Company does not publicly announce its annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made) by the Secretary of the Company containing the name and address of the stockholder as they appear on the Company's books, the class and number of shares owned by the stockholder, and a representation that the stockholder intends to appear in person or by proxy at the meeting. If the notice relates to a nomination for director, it must also set forth the name and address of any nominee(s), all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made, such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board, and the consent of each nominee to be named in the proxy statement and to serve. Notice of an item of business shall include a brief description of the proposed business and a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by the stockholder and any material interest of such stockholder in such business.

        The chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Company's Bylaws are available from the Secretary of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's directors and executive officers, all Section 16(a) filing requirements were met for the year ended December 31, 2001.

OTHER MATTERS

        The Company anticipates furnishing its Annual Report, including financial statements, for the year ended December 31, 2001 to each stockholder with this Proxy Statement.

        The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Company and the Bank may solicit proxies personally or by telephone without additional compensation.

By Order of the Board of Directors
/s/ CAROL J. THOUIN
Carol J. Thouin
Secretary

Dated: March 21, 2002

HMN FINANCIAL, INC

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 23, 2002
10:00 a.m.

Radisson Plaza Hotel
150 South Broadway Avenue
Rochester, Minnesota

HMN Financial, Inc. 1016 Civic Center Drive N.W. Rochester, Minnesota 55901-6057	PROXY

This Proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, April 23, 2002.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the Proxy will be voted "FOR" Items 1 and 2.

By signing the Proxy, you revoke all prior proxies and appoint Michael McNeil and Timothy P. Johnson, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions

COMPANY #
CONTROL #

There are two ways to vote your Proxy

Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK *** EASY *** IMMEDIATE

•
Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 am (CDT) on April 22, 2002.

•
You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

•
Follow the simple instructions the Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to HMN Financial, Inc. c/o Shareowner Services,SM P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone, please do not mail your Proxy Card

- Please detach here -

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors	01 Timothy P. Johnson 03 Allan R. DeBoer	02 Timothy R. Geisler 04 Michael J. Fogarty	/ /	Vote FOR all nominees (except as marked to the contrary)	/ /	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	The ratification of the appointment of KPMG LLP as the auditors of the Company for the fiscal year ending December 31, 2002.	/ /	For	/ /	Against	/ /	Abstain
3.	In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting, or any adjournments or postponements thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.
	Address Change? Mark Box / / Indicate changes below:	Dated: __________________, 2002

Signature(s) in Box

Please sign exactly as the name(s) appear printed to the left. If a corporation, please sign the corporation name in full by a duly authorized officer and indicate the office of the signer. When signing as executor, administrator, fiduciary, attorney, trustee or guardian, or as custodian for a minor, please give full title as such. If held in joint tenancy, all persons should sign.

QuickLinks

Stockholder letter
Notice of Annual Meeting of Stockholders to be held on April 23, 2002
PROXY STATEMENT
PROPOSAL I—ELECTION OF DIRECTORS
THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
AGGREGATED OPTION/SAR EXERCISES IN 2001 AND YEAR-END OPTION VALUES
PENSION PLAN TABLE
THE COMPENSATION COMMITTEE
PROPOSAL II—RATIFICATION OF APPOINTMENT OF AUDITORS
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS